NetSol Technologies, Inc. News Release

Contacts: Marty Tullio or Mark Tullio McCloud Communications, LLC 949.553.9748 marty@McCloudCommunications.com mark@McCloudCommunications.com	Contacts NetSol Technologies: Najeeb U. Ghauri Chairman 818.222.9195 najeeb@netsoltek.com

NETSOL TECHNOLOGIES, INC. REVENUE SURGES 112 PERCENT, COMPANY REACHES PROFITABILITY AHEAD OF FORECAST FOR FIRST QUARTER OF FISCAL 2005

Company Beats Analyst’s and Internal Forecast as Revenues for First Quarter More Than Double to $2.1 Million with Gross Profit Margin Growing to 63 Percent

Calabasas, CA - November 9 , 2004 - NetSol Technologies, Inc. (NASDAQ:NTWK), a developer of proprietary software applications and provider of information technology (IT) services, today reported record revenue and earnings for its first quarter of fiscal 2005 ended September 30, 2004. The company reported revenue of $2.1 million, an increase of 112 percent when compared to revenues of $973,000 for the first quarter of fiscal 2004. Net income for the quarter was $34,358, or net income per weighted average share of $0.004, compared to a net loss of $868,350, or a net loss per weighted average share of $0.13, for the first quarter of fiscal 2004.

“We are pleased to announce that for the first time in our company’s history we have achieved profitability, along with record revenue growth exceeding that of all previous reported quarters,” said NetSol Chairman Najeeb U. Ghauri. “This major milestone, driven by the hard work of our employees, is validation of our aggressive growth strategy and business model and demonstrates market acceptance of LeaseSoft, our IT services, technical expertise, and telecommunications industry potential.”

Gross profit for the quarter rose to $1.3 million with gross profit margins of 63.1 percent, compared to gross profits of $512,000, or gross profit margins of 52.6 percent for the comparable quarter. The increase in profit margin is due to higher sales of high margin products and services, along with a decrease in operational expenses as the company continues to improve productivity and its quality of service delivery.

NetSol’s first quarter EBITDA (earnings before interest, tax, deprecation and amortization), a fundamental way to value a company’s performance, was $470,000, compared to EBITDA of ($418,000) for the same period in 2003. “Over the last five quarters, we have steadily grown revenues, improved cash flow, reduced our fixed overheads, optimized resource utilization and continued improvements in every fundamental cost variable,” commented NetSol Chief Executive Officer Naeem Ghauri. “Moving forward, we feel confident our share price will begin to reflect these accomplishments. In light of the improvements in all key indicators, we will issue updated financial guidance for fiscal 2005 in the coming weeks.”

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Recent Highlights:
•	NetSol Technologies signs its 50th wireless broadband corporate customer
•	Westrock Advisors, Inc. initiates coverage on NetSol Technologies, Inc. with a buy rating
•	Pakistan Telecommunications Corp. grants five largest regional licenses to NetSol subsidiary
•	NetSol is named Pakistan’s top information technology exporter of the year
•	NetSol signs new LeaseSoft contract with Finlease Company, a member of Mauritius Commercial Bank Group
•	NetSol signs contract with State Bank of Pakistan
•	NetSol signs new software development agreement with Government of Punjab, Pakistan
•	NetSol, along with Pakistan Government, rally foreign investors to drive foreign direct investment
•	NetSol wins major new marquee customer - Toyota Leasing Thailand
•	NetSol signs consulting and services agreement with Pakistan Administrative Staff College

About NetSol Technologies, Inc.

NetSol Technologies is a leading end-to-end solution provider for the lease and finance industry. Headquartered in Calabasas, CA, NetSol Technologies, Inc. operates on a global basis with locations in the U.S., Europe, East Asia and Asia Pacific. NetSol helps its clients identify, evaluate and implement technology solutions to meet their most critical business challenges and maximize their bottom line. By utilizing its worldwide resources, NetSol delivers high-quality, cost-effective IT services ranging from consulting and application development to systems integration and outsourcing. NetSol's commitment to quality is demonstrated by its achievement of both ISO 9001 and SEI (Software Engineering Institute) CMM (Capability Maturity Model) Level 3 assessment. For more information, visit NetSol Technologies' web site at www.netsoltek.com.

Securities Exchange Act of 1934
This release is comprised of inter-related information that must be interpreted in the context of all the information provided; accordingly, care should be exercised not to consider portions of this release out of context. This release is provided in compliance with Commission Regulation FD and contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance, are not statements of historical fact and may be "forward-looking statements." Forward looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward looking statements in this action may be identified through the use of words such as "expects", "will", "anticipates", "estimates", "believes", or statements indicating certain actions "may", "could", or "might" occur. Such statements reflect the current views of NetSol Technologies with respect to future events and are subject to certain assumptions, including those described in this release. Should one or more of the underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed or expected. NetSol Technologies does not intend to update these forward-looking statements prior to announcement of quarterly or annual results.

(Table Follows)

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Statement of Operations for the three months ended September 30, 2004 and 2003 is as follows:

	For the Three Months
	Ended September 30,
	2004	2003
Net revenues	$2,058,305	$972,612
Cost of revenues	751,647	460,377
Gross profit	1,306,658	512,235

Operating expenses:
Selling and marketing	119,348	19,222
Depreciation and amortization	413,824	412,801
Bad debt expense	-	52,318
Salaries and wages	347,237	315,540
Professional services, including non-cash
compensation	114,334	29,801
General and adminstrative	277,515	512,651
Total operating expenses	1,272,258	1,342,333
Income (loss) from operations	34,400	(830,098)
Other income and (expenses)
Loss on sale of assets	(620)	(36,988)
Beneficial conversion feature	(37,500)	-
Fair market value of warrants issued	(28,024)	-
Gain on forgiveness of debt	50,274	-
Interest expense	(21,575)	(37,169)
Other income and (expenses)	22,335	596
Total other expenses	(15,110)	(73,561)
Net income (loss) before minority interest in subsidiary	19,290	(903,659)
Minority interest in subsidiary	15,068	35,309
Net income (loss)	34,358	(868,350)
Other comprehensive loss:
Translation adjustment	(83,689)	(79,788)
Comprehensive loss	$(49,331)	$(948,138)

Net income (loss) per share:
Basic	$0.00	$(0.13)
Diluted	$0.00	$(0.13)

Weighted average number of shares outstanding:
Basic	9,504,789	6,577,913
Diluted	12,065,735	6,577,913